Exhibit 99.1

Kforce Inc.

1001 East Palm Ave.

Tampa, FL 33605

(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Vice President – Investor Relations

(813) 552-2927

KFORCE INC. ANNOUNCES SIGNING OF DEFINITIVE AGREEMENT TO

ACQUIRE PINKERTON COMPUTER CONSULTANTS, INC.

TAMPA, FL – January 18, 2006 – Kforce Inc. (NASDAQ: KFRC), a professional staffing firm, today announced the signing of a definitive agreement to acquire Pinkerton Computer Consultants, Inc.

Pinkerton, a privately held company based in Trevose, Pennsylvania has produced revenue of approximately $95 million in technology staffing and the Federal government IT services sector over the last 12 months. Approximately 35% of that revenue was generated in the government sector. Robert W. Baird served as exclusive financial advisor to Pinkerton Computer Consultants, Inc.

The transaction is subject to obtaining all necessary consents and approvals and is expected to close in the first quarter of 2006. Subject to certain adjustments, the purchase price is expected to be approximately $60,000,000, payable in cash at the closing. Kforce believes the transaction will be accretive in 2006.

About Kforce

Kforce (NASDAQ: KFRC) is a professional staffing firm providing flexible and permanent staffing solutions for organizations in the skill areas of technology, finance & accounting, and health and life sciences. Backed by more than 1,600 staffing specialists, Kforce operates with 74 offices in 43 markets in North America. For more information, please visit our Web site at www.kforce.com.

Certain of the above statements are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Health and Life Sciences, Finance and Accounting and Technology Groups, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that the above transaction will be consummated or that it will be accretive in 2006. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. Additionally, any statements related to future integration of Pinkerton Computer Consultants and Kforce and the leveraging of Pinkerton professionals are forward-looking statements. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.